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                                                                     Exhibit 8.1


                [Letterhead of Squire, Sanders & Dempsey L.L.P.]

                                 April 27, 2001



U.S. Bancorp                                       U.S. Capital III
601 Second Avenue, South                           601 Second Avenue, South
Minneapolis, Minnesota  55402                      Minneapolis, Minnesota  55402


         RE:      REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

         We have acted as special counsel to U.S. Bancorp, a Delaware corporation (the "Company"), and USB Capital III, a statutory business trust created under the laws of Delaware (the "Trust"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended (the "Act"), which Registration Statement constitutes a post-effective amendment to an earlier Registration Statement on Form S-3 (File No. 333-83645) under the Act (the "Earlier Registration Statement"), for the purpose of registering the 7.75% Trust Preferred Securities (liquidation amount of $25 per Trust Preferred Security) (the "Capital Securities") to be issued by the Trust, and with respect to the Guarantee and the Junior Subordinated Debentures to be issued by the Company to the Trust in connection with such issuance of the Capital Securities.

         In rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Certificate of Trust of the Trust dated as of January 22, 1998; (ii) the form of Amended and Restated Trust Agreement of the Trust (the "Trust Agreement"); (iii) the form of Capital Securities Certificate of the Trust; (iv) the form of Guarantee Agreement for the Trust (the "Guarantee"); (v) the form of Junior Subordinated Debenture; and (vi) the Junior Subordinated Indenture between the Company and Wilmington Trust Company dated as of November 15, 1996 filed as an exhibit (the "Indenture"). We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, certificates, and records as we have deemed necessary or appropriate for purposes of rendering the opinions set forth herein.


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U.S. Bancorp
U.S. Capital III
April 27, 2001
Page 2


         In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. In making our examination of documents executed by parties other than the Company or the Trust, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and that such documents constitute valid and binding obligations of such parties. In addition, we have assumed that the Trust Agreement, the Capital Securities, the Guarantee and the Junior Subordinated Debentures when executed, will be executed in substantially the form reviewed by us and that the terms of the Junior Subordinated Debentures, when established in conformity with the Indenture will not violate any applicable law. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon factual statements and factual representations of officers, trustees, and other representatives of the Company and the Trust, and others.

         We hereby confirm that, the statements contained under the heading "UNITED STATES FEDERAL INCOME TAX CONSEQUENCES" in the prospectus supplement filed with the Commission under Rule 424(b) promulgated under the Act in connection with the offering and sale of the Capital Securities (the "Prospectus Supplement") insofar as such statements purport to constitute summaries of matters of United States federal tax law and regulations or legal conclusions with respect thereto, as qualified therein, constitute accurate summaries of the matters described therein in all material respects. Although such statements constituting matters of law or legal conclusions do not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of Capital Securities, such statements are, in all material respects, a fair and accurate summary of the United States federal income tax consequences of the purchase, ownership and disposition of Capital Securities, based upon current law as they relate to holders described therein. It is possible that contrary positions with regard to the purchase, ownership and disposition of the Capital Securities may be taken by the Internal Revenue Service (the "IRS") and that a court may agree with such contrary positions.

         Additionally, based upon the facts, assumptions and representations set forth or referred to herein, and the accuracy of such facts, assumptions and representations as of the date hereof, and assuming full compliance with the terms of the Trust Agreement and the Indenture, it is our opinion that (i) the Trust will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation, and (ii) the Junior Subordinated Debentures will be classified as indebted for United States federal income tax purposes.

         The opinions expressed in this letter are based on the Internal Revenue Code of 1986, as amended, the Income Tax Regulations promulgated by the Treasury Department thereunder and judicial authorities reported as of the date hereof. We have also considered the position of the


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U.S. Bancorp
U.S. Capital III
April 27, 2001
Page 3


IRS reflected in published and private rulings. Although we are not aware of any pending changes to these authorities that would alter our opinions, there can be no assurances that future legislation or administrative changes, court decisions or IRS interpretations will not significantly modify the statement opinions expressed herein.

         Our opinion is being furnished in connection with the filing of the Registration Statement and is limited to the federal income tax issues specifically considered herein. It is not to be used, circulated, quoted or otherwise referred to for any other purpose without our written consent. We do not express any opinion as to any other United States federal income tax issues or any state or local or foreign tax issues. Although the opinions herein are based upon our best interpretation of existing sources of law and expresses what we believe a court would properly conclude if presented with these issues, no assurance can be given that such interpretations would be followed if they were to become the subject of judicial or administrative proceedings.

         We hereby consent to the use of our name under the caption "UNITED STATES FEDERAL INCOME TAX CONSEQUENCES" in the Prospectus Supplement and the filing of this opinion with the Commission as Exhibit 8.1 to the Registration Statement. In giving this consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof and applies only to the disclosures set forth in the Prospectus and Registration Statement. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

                                               Very truly yours,


                                               SQUIRE, SANDERS & DEMPSEY L.L.P.